UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2010

HOKU CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51458	99-0351487
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
Of incorporation)

1288 Ala Moana Blvd, Suite 220 Honolulu, Hawaii		96814
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (808) 682-7800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement.

Credit Agreement

On February 7, 2011 Hoku Corporation (“Hoku”) entered into a Credit Agreement (the “Credit Agreement”) with CITIC Bank International Limited, New York Branch (the “Lender”).  The Credit Agreement provides for one or more term loans (the “Loans”) in an aggregate principal amount not to exceed $19.0 million (the “Maximum Loan Amount”), which must be borrowed within six months of the effective date of the Credit Agreement.  The principal amount of the Loans and any unpaid interest thereon must be paid in full by February 7, 2013 or the fifteenth business day prior to the date on which the Letter of Credit expires or otherwise terminates, whichever is earlier.  Hoku may prepay the Loans, in whole or in part, at any time without penalty, provided that any such prepayment must be for a minimum of $500,000 and in multiples of $100,000 in excess thereof.  Funds provided pursuant to the Credit Agreement are for the completion of the construction of the polysilicon production plant currently being constructed by Hoku’s subsidiary, Hoku Materials, Inc., in Pocatello, Idaho.

The Loans will bear interest at a per annum rate equal to the LIBOR Rate (as set forth in the Credit Agreement) for the applicable interest period plus 2.5%.  Hoku has also agreed to pay the Lender’s reasonable costs and expenses in connection with the preparation, negotiation and delivery of the Credit Agreement.

The Credit Agreement includes customary representations, warranties, covenants, and acceleration, indemnity, and events of default provisions which may accelerate Hoku’s payment obligations under the Credit Agreement.

As a condition to each draw under the Credit Agreement, Lender shall receive as security a standby letter of credit issued by China CITIC Bank Corporation Limited, Chengdu Branch, in favor of the Lender in the face amount equal to the amount of the requested draw.  As of the date of this report, Tianwei has procured a standby letter of credit of approximately $3.0 million issued by China CITIC Bank Corporation Limited, Chengdu Branch, in favor of the Lender as security for Loans under the Credit Agreement.   Tianwei has informed Hoku that it intends to cause China CITIC Bank Corporation Limited, Chengdu Branch to issue additional letters of credit up to approximately $19.0 million.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which will be filed with our Quarterly Report on Form 10-Q for the fiscal quarter ending December 31, 2010.

 Related Arrangements between Hoku and Tianwei

As previously disclosed in Hoku’s Form 10-Q filed with the Securities and Exchange Commission on November 8, 2010, Tianwei and Hoku have been discussing what would constitute fair compensation for Tianwei for the financial services it is providing Hoku.  Tianwei has and will provide standby letters of credit to secure the Loans in reliance on an understanding with Hoku that it will receive fair compensation for providing the Letter of Credit.  Hoku and Tianwei are still discussing the amount and type of compensation; however it expects the compensation to include a warrant.

In addition, on February 7, 2011, in consideration of Tianwei’s procurement of the initial standby letter of credit and its efforts to obtain additional standby letters of credit to secure Loans under the Credit Agreement, Hoku entered into a Reimbursement Agreement with Tianwei obligating it to repay Tianwei for all interest, fees and expenses incurred by Tianwei in connection with the negotiation, execution and performance of the standby letters of credit contemplated by the Credit Agreement.

The foregoing description of the Reimbursement Agreement does not purport to be complete and is qualified in its entirety by reference to the Reimbursement Agreement, a copy of which will be filed with our Quarterly Report on Form 10-Q for the fiscal quarter ending December 31, 2010.

Item 2.03.       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 9, 2011

Hoku Corporation

By:	/s/ Scott Paul
Scott Paul
President and Chief Executive Officer